Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of September 26, 2011 (the “Effective Date”), by and between KISSEI PHARMACEUTICAL CO. LTD., a corporation organized and existing under the Laws of Japan having a registered office at 19-48, Yoshino, Matsumoto-City, Nagano-Prefecture 399-8710, Japan (“Kissei”), and MEDICINOVA, INC., a Delaware corporation having its registered office at 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, United States (“MediciNova”).

RECITALS

A. MediciNova has agreed to sell, and Kissei has agreed to purchase, shares of MediciNova’s common stock (the “Common Stock”) and shares of a newly designated series of non-voting, convertible preferred stock (“Series B Convertible Preferred Stock”) in accordance with the terms and provisions hereof.

B. The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

AGREEMENT

For good and valuable consideration, the Parties agree as follows:

Section 1. SALE AND PURCHASE OF STOCk

1.1 Purchase of Stock. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), MediciNova will issue and sell to Kissei, and Kissei will purchase from MediciNova, 800,000 shares of Common Stock (the “Common Shares”) for an aggregate purchase price of U.S. $2,000,000.00 (the “Common Purchase Price”) and 220,000 shares of Series B Convertible Preferred Stock (the “Preferred Shares”) for an aggregate purchase price of U.S. $5,500,000.00 (collectively with the Common Purchase Price, the “Purchase Price”).

1.2 Payment. At the Closing, Kissei will pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by MediciNova to Kissei prior to the Closing, and MediciNova will deliver stock certificates representing the Common Shares and Preferred Shares to Kissei.

1.3 Use of Proceeds. MediciNova shall use the net proceeds from the sale of the Common Shares and the Preferred Shares solely to fund the development program for the compound licensed from Kissei pursuant to an Exclusive License Agreement dated February 25, 2004 (the “License Agreement”) that MediciNova is developing for the treatment of acute exacerbations of asthma and COPD exacerbations in a program it calls MN-221 (the “MN-221 Program”), including overhead costs.

1.4 Closing. The closing of the transactions contemplated by this Section 1 (the “Closing”) will be held at the offices of MediciNova within three Business Days after the conditions to closing set forth in Section 4 are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing) or at such other place, time and/or date as may be jointly designated by Kissei and MediciNova (the “Closing Date”).

Section 2. REPRESENTATIONS AND WARRANTIEs OF MEDICINOVA

Except as otherwise specifically contemplated by this Agreement, MediciNova hereby represents and warrants to Kissei that:

2.1 Organization and Qualification. MediciNova is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted as disclosed in the SEC Documents (as defined below). MediciNova is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

2.2 Authorization; Enforcement. MediciNova has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Common Shares and the Preferred Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by MediciNova and the consummation by it of the transactions contemplated hereby (including the issuance of the Common Shares and the Preferred Shares) have been duly authorized by MediciNova’ Board of Directors (the “Board”) and no further consent or authorization of MediciNova, the Board, or its stockholders is required. This Agreement has been duly executed by MediciNova and constitutes a legal, valid and binding obligation of MediciNova enforceable against MediciNova in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities Laws or public policy underlying such Laws.

2.3 Capitalization. The authorized capital stock of MediciNova, consists of 30,000,000 shares of Common Stock and 500,000 shares of preferred stock, of which 15,327,615 shares of Common Stock are issued and outstanding as of September 23, 2011 and of which 250,000 shares of preferred stock have been designated Series A Participating Preferred Stock, none of which are issued and outstanding as of the Effective Date, and 220,000 shares of preferred stock have been designated Series B Convertible Preferred Stock, none of which are issued and outstanding as of the Effective Date. The rights, preferences and privileges of the Series B Convertible Preferred Stock are as set forth in Exhibit A hereto. The Preferred Shares shall be convertible into 2,200,000 shares of Common Stock and MediciNova has reserved 2,200,000 shares of Common Stock for issuance upon conversion of the Preferred Shares. All of the issued and outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the SEC Documents, MediciNova does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.

2.4 Issuance of Shares. The Common Shares and the Preferred Shares each are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will not be subject to preemptive rights or other similar rights of stockholders of MediciNova. The Common Shares will not be subject to any Liens upon issuance, and, except as specifically provided in this Agreement, the Common Stock issuable upon a conversion of the Preferred Shares, and the Preferred Shares, will not be subject to any Liens upon issuance.

2.5 No Conflicts; Government Consents and Permits.

(a) The execution delivery and performance of this Agreement by MediciNova and the consummation by MediciNova of the transactions contemplated hereby (including the issuance of the Common Shares and Preferred Shares) will not (i) conflict with or result in a violation of any provision of MediciNova’ Certificate of Incorporation or Bylaws, in each case as in effect on the Effective Date, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which MediciNova is a party, or (iii) result in a violation of any Law or Order (including United States federal and state securities Laws and Laws of any Authority) applicable to MediciNova, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Material Adverse Effect.

(b) MediciNova is not required to obtain any consent, authorization or Order of, or make any filing or registration with, any Authority in order for MediciNova to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Shares in accordance with the terms hereof other than such as have been made or obtained, and except for (i) any filings required to be made under Japanese or United States federal or state securities Laws, and (ii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq or Jasdaq, provided that all such filings in (i) and (ii) shall be promptly and duly made by MediciNova under all applicable Laws and as required by Nasdaq and Jasdaq.

(c) MediciNova has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it and as currently proposed to be conducted as disclosed in the SEC Documents, except for such franchise, permit, license or similar authority, the lack of which would not reasonably be expected to have a Material Adverse Effect. MediciNova has not received any actual notice of any proceeding relating to revocation or modification of any such franchise, permit, license, or similar authority except where such revocation or modification would not reasonably be expected to have a Material Adverse Effect.

2.6 SEC Documents, Financial Statements, Accounting Practices, No Off-Balance Sheet Liabilities.

(a) MediciNova has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC for the two years prior to the date of this

Agreement, pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Effective Date and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of their respective dates, the Financial Statements and the related notes complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of MediciNova as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Between June 30, 2011 through the Effective Date, MediciNova’s business has consistently been carried out in the ordinary course, there have been no material changes that would reasonably be expected to give rise to a Material Adverse Effect.

(c) MediciNova and each of its consolidated Subsidiaries maintain internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the assets of MediciNova and each of its Subsidiaries, (iii) access to the assets of MediciNova and each of its Subsidiaries is permitted only in accordance with management’s authorization, and (iv) the reported accountability of the assets of MediciNova and each of its Subsidiaries is compared with existing assets at reasonable intervals. MediciNova and each of its Subsidiaries have made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of the Financial Statements in accordance with GAAP.

(d) Since January 1, 2007, neither MediciNova nor any of its Subsidiaries has received any material substantive complaint, allegation, assertion or claim, whether written or oral, that MediciNova or any of its Subsidiaries has engaged in unreasonable accounting or auditing practices that are not in accordance with GAAP.

(e) With respect to MediciNova and each of its consolidated Subsidiaries, there are no liabilities, obligations, debts or other responsibilities (regardless of whether fixed, accrued, due and payable, recognized by MediciNova, or contingent and including reserve shortages) of a nature that they are required to be accrued as liabilities on a balance sheet or reflected in the notes thereto under GAAP and which would reasonably be expected to have a Material Adverse Effect, other than (i) those specifically described in the SEC Documents; and (ii) those incurred in the ordinary course of business on a consistent basis after June 30, 2011 which would not have a Material Adverse Effect.

(f) Except for that which is reserved or set forth in the SEC Documents, there is no plan to make bonus payments to the directors or officers of MediciNova or its Subsidiaries, or to make discretionary retirement payments to the directors, officers and employees of MediciNova or its Subsidiaries.

2.7 Material Agreements.

(a) All material agreements filed as exhibits to the SEC Documents under Item 601 of Regulation S-K and all other agreements the breach, termination, expiration or modification of which might have a Material Adverse Effect (collectively, the “Material Agreements”) are valid and enforceable against MediciNova in accordance with their respective terms, except for Material Agreements that have expired in accordance with their terms or as otherwise set forth in the SEC documents, and (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally, and (ii) as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities Laws or public policy underlying such Laws. Neither MediciNova, nor any of its Subsidiaries, as applicable, nor to the knowledge of MediciNova any other party thereto, is in material breach or default of any terms of any of the Material Agreements, and no condition or event exists which, with the giving of notice or the passage of time or both, would constitute a breach or default of any material term by MediciNova, any of its Subsidiaries, as applicable, or to the knowledge of MediciNova, any other party thereto, or permit the termination, cancellation or acceleration of performance of any material obligation of MediciNova, any of its Subsidiaries, as applicable, or any other party to such Material Agreements. MediciNova has not received a written notice of termination nor is MediciNova otherwise aware of any threats to terminate any of the Material Agreements.

(b) Upon consummation of the transactions contemplated by this Agreement, all the Material Agreements shall continue in full force and effect. None of the Material Agreements to which MediciNova or any of its Subsidiaries is a party include terms and conditions that will adversely affect the transactions contemplated by this Agreement.

(c) There are no Material Agreements to which MediciNova or its Subsidiaries is a party that, regardless of whether before or after the Closing Date, impose on MediciNova or its Subsidiaries any obligations which would materially restrict the business, the use of the assets or other conduct of MediciNova or its Subsidiaries; including, without limitation, Contracts that: (i) contain covenants restricting the ability of MediciNova or its Subsidiaries from competing in any line of business or geographical area; or (ii) contain most-favored nation clauses under which MediciNova or any of its Subsidiaries must set favorable conditions for a counter-party.

(d) Except as set forth in SEC Documents, MediciNova and its Subsidiaries have never entered into any strategic alliance agreements, joint venture agreements, or any other similar Contracts that remain in effect, other than with Kissei.

2.8 Investment Company. MediciNova is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”). MediciNova will conduct its business in a manner so that it will not become subject to the Investment Company Act.

2.9 Listing. The Common Stock is listed on Nasdaq and Jasdaq, and, to MediciNova’ knowledge, there are no proceedings to revoke or suspend such listing or the listing of the Common Stock. MediciNova is in compliance with the requirements of Nasdaq and Jasdaq for continued listing of the Common Stock thereon and any other Nasdaq or Jasdaq listing and maintenance requirements. The Preferred Stock is not registered under the Exchange Act and will not be listed for trading on either the Nasdaq or Jasdaq.

2.10 Private Placement. Neither MediciNova nor any person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Common Shares or the Preferred Shares in the United States under the Securities Act. The Common Shares will be registered in Japan pursuant to a Securities Registration Statement (including the amendments thereto, if any) that will be filed with the Kanto Local Finance Bureau in relation to the offering of the Common Shares.

2.11 Real Property.

(a) Each of MediciNova and its Subsidiaries has good title to and is the lawful owner of each real property owned by it, and there are no pending or threatened condemnation proceedings affecting any such parcel. No Authority has determined or is considering a change to the permitted use of any real property owned by MediciNova or any of its Subsidiaries.

(b) With respect to each such real property leased or subleased by MediciNova or any of its Subsidiaries: (i) each lease or sublease is in full force and effect, and (ii) neither MediciNova, any of its Subsidiaries, nor to the knowledge of MediciNova any other party to such leases or subleases is in material breach or default or has repudiated any provision thereof.

2.12 Assets. All assets owned or leased by MediciNova and each of its Subsidiaries and used in the operation of their business are in normal operating condition and repair (subject only to ordinary wear and tear) and are usable in the ordinary course of business consistent with past practice.

2.13 Employment Matters.

(a) In MediciNova, there are no material labor disputes.

(b) For the last two (2) years, MediciNova has not received any advice or guidance from the Labor Standards Supervision Office or other labor related supervising authority, which have not been resolved.

2.14 Litigation.

(a) There are no: (i) Claims pending or threatened against, relating to or affecting MediciNova or any of its Subsidiaries, the business of MediciNova or its Subsidiaries, or any of the officers, directors or key employees of MediciNova or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect; or (ii) facts or circumstances that would reasonably be expected to give rise to any Claims that would be required to be disclosed pursuant to clause (i) above.

(b) None of MediciNova, any of its Subsidiaries, or the material assets or properties of MediciNova or any of its Subsidiaries, are subject to any continuing Order, outstanding judgment, warrant, decree or injunction issued by any Authority, and neither MediciNova nor any of its Subsidiaries is a party to any agreement with any Authority (other than Contracts for the provision of services entered into in the ordinary course of business).

2.15 Taxes.

(a) MediciNova and its Subsidiaries have legally and properly filed all returns and otherwise followed the procedures required in connection with corporate income Tax, inhabitant Tax, enterprise Tax and any other Taxes and public dues (including foreign Taxes and public dues and back Taxes, delinquency Tax or additional Tax, etc. imposed by the Tax Authority in relation to the Taxes referred to above, and have paid all Taxes that became due and payable in a timely manner. To the knowledge of the directors of MediciNova, all Tax returns and reports filed by MediciNova and its Subsidiaries in connection with the Taxes and other documents addressed to the Tax Authority (collectively, the “Tax Returns”) are true and correct. To the knowledge of the directors of MediciNova, MediciNova and its Subsidiaries have not received, and are not likely to receive, any request for amendment, or any correction or determination with respect to material issues, that is adverse to MediciNova or its Subsidiaries from the Tax Authority with respect to the Tax Returns filed by MediciNova or its Subsidiaries to date. To the knowledge of the directors of MediciNova, there are no special agreements or other arrangements (whether or not legally binding) between MediciNova or its Subsidiaries and the Tax Authority in connection with the Taxes. With respect to MediciNova or its Subsidiaries, to the knowledge of the directors of MediciNova, there is not, and is not likely to be, any inquiry, inspection, investigation, attachment, delinquency disposition or other proceeding in relation to the taxation or proceedings for administrative protests relating to Taxes, Tax litigation or other dispute (whether mandatory or voluntary).

(b) MediciNova and its Subsidiaries have legally, properly and in a timely manner paid the Taxes for which MediciNova and its Subsidiaries are obligated to withhold income Tax at the source or otherwise to collect the Taxes and pay them to the Tax Authority, and have properly accounted for such Taxes.

2.16 Environmental Matters.

(a) In relation to the business of MediciNova or its Subsidiaries, during the three (3) year period prior to the Effective Date, no proceeding or action, domestic or foreign, relating to any Environmental Law has been taken or is pending and is threatened against MediciNova or any of its Subsidiaries by any Authority or any Third Party with respect to the use, Release, manufacture, storage, handling, transportation or disposal of Contaminants.

(b) The operations of MediciNova and its Subsidiaries have been conducted in compliance in all material respects with Environmental Laws.

(c) There has not been a Release or threatened Release of any Contaminants on the current real property owned leased or used in connection with the business of MediciNova or its Subsidiaries in amounts or under circumstances that result in a material violation by MediciNova or any of its Subsidiaries of any Environmental Law.

2.17 Insurance. MediciNova and its Subsidiaries maintain insurance policies which appropriately indemnify against any damage or loss that could arise in the course of the business that MediciNova and its Subsidiaries are currently conducting.

2.18 Affiliate Transactions. Except as set forth in the SEC Documents, between the date of the MediciNova’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by MediciNova pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.19 No Disreputable Affiliations.

(a) MediciNova: (i) does not have any capital or monetary relationship, directly or indirectly, with any anti-social forces (including crime or illegal syndicates, hereinafter the same shall apply); (ii) does not or will not contribute any funds to any anti-social forces, regardless of their form or purpose; (iii) has not elected as its directors or employed as its officers or employees any persons belonging to, or having a close relation with, any anti-social forces; (iv) have had no involvement with anti-social forces, directly or indirectly, in the management of MediciNova; and (v) has no continuing transactions, directly or indirectly, with any anti-social forces.

(b) MediciNova is not involved in money-laundering activities; it has not been sanctioned or identified by any government for involvement in money-laundering activities or for permitting its assets or personnel to be used for such purposes; and it has in place appropriate policies and procedures to prevent its assets and personnel from being used to facilitate the movement of illicit or terrorism-related funds or otherwise to further money-laundering activities.

(c) MediciNova and, to MediciNova’s knowledge, all entities that it owns or controls or that own or control MediciNova, if any, and its directors, officers, employees, and agents, have not offered, paid, promised to pay, or authorized the payment of any money or anything else of value, whether directly or through another person or entity, to any government official or political party in order to (i) influence any act or decision of such official or party, or (ii) induce such official or party to use its influence with a government or instrumentality thereof.

Section 3. REPRESENTATIONS AND WARRANTIES OF KISSEI

Except as otherwise specifically contemplated by this Agreement, Kissei hereby represents and warrants to MediciNova that:

3.1 Investment Purpose. Kissei is purchasing the Shares for its own account and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of such Common Shares or Preferred Shares or any arrangement or understanding with any other persons regarding the sale or distribution of such Common Shares or Preferred Shares except as would not result in a violation of the Securities Act. Kissei will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Common Shares or Preferred Stock except pursuant to and in accordance with the Securities Act.

3.2 Reliance on Exemptions. Kissei understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that MediciNova is relying upon the truth and accuracy of, and Kissei’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Kissei set forth herein in order to determine the availability of such exemptions and the eligibility of Kissei to acquire the Common Shares and Preferred Shares.

3.3 Accredited Investor; Access to Information. Kissei is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares. Kissei has been furnished with materials relating to the offer and sale of the Shares that have been requested by Kissei, including, without limitation, the SEC Documents, and Kissei has had the opportunity to review the SEC Documents. Kissei also has access to non-public information relating to the MN-221 Program, including information as the licensor under the License Agreement and Kissei has been afforded an opportunity to ask questions of MediciNova. Kissei has, in connection with Kissei’s decision to purchase the Shares, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of MediciNova contained herein, and Kissei has, with respect to all matters relating to this Agreement and the offer and sale of the Shares, relied solely upon the advice of Kissei’s own counsel and has not relied upon counsel to MediciNova.

3.4 No Governmental Recommendation. Kissei understands that no Authority in Japan or the United States has passed upon or made any recommendation or endorsement of the Common Shares or Preferred Shares or an investment therein.

3.5 Transfer or Resale. Kissei understands that:

(a) Neither the Common Shares nor the Preferred Shares have been and are not being registered under the Securities Act or any applicable United States state securities Laws and, consequently, Kissei may have to bear the risk of owning the Common Shares or Preferred Shares (or common shares into which the Preferred Shares are convertible) (collectively, the “Shares”) for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) Kissei has delivered to MediciNova an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144;

(b) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(c) neither MediciNova nor any other person is under any obligation to register the resale of the Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder.

3.6 Legends. Kissei understands the certificates representing the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. MEDICINOVA, INC., A DELAWARE CORPORATION (“MEDICINOVA”) WILL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO MEDICINOVA THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT SUCH OPINION IS REQUIRED PURSUANT TO THAT CERTAIN STOCK PURCHASE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.

At the request of Kissei, MediciNova shall remove the restrictive legend on the condition that any exemption from the said registration requirements (including but not limited to Rule 144) is available to Kissei and Kissei is not subject to any other restrictions on transfer under applicable Law.

Each certificate representing the Common Shares and Preferred Shares held by Kissei shall also bear a legend on the face thereof referencing that such Shares are Affiliate securities

(the “Affiliate Legend”). The Affiliate Legend will be removed by MediciNova, with respect to any certificate representing Common Shares and Preferred Shares at such time as Kissei is no longer an Affiliate of the Company.

3.7 Authorization; Enforcement. Kissei has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Kissei has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of Kissei enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities Laws or public policy underlying such Laws.

3.8 Ownership of Company Common Stock. At all times since January 1, 2008, neither Kissei nor any of its Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Common Stock. Kissei has not enacted a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any shares of Common Stock.

Section 4. CONDITIONS TO CLOSING

4.1 Conditions to Obligations of MediciNova. MediciNova’ obligation to complete the purchase and sale of the Shares and deliver such stock certificate(s) to Kissei is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a) Registration in Japan. The Securities Registration Statement (including the amendments thereto, if any) filed with the Kanto Local Finance Bureau in relation to the offering of the Common Shares in Japan will have become effective.

(b) Representations and Warranties. The representations and warranties made by Kissei in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.

(c) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Kissei on or prior to the Closing Date will have been performed or complied with in all material respects.

(d) Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any court, arbitrator or Authority.

(e) No Governmental Prohibition. The sale of the Shares by MediciNova will not be prohibited by any Law or Order.

4.2 Conditions to Purchase’s Obligations at the Closing. Kissei’s obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or before the Closing:

(a) Registration in Japan. The Securities Registration Statement (including the amendments thereto, if any) filed with the Kanto Local Finance Bureau in relation to the offering of the Common Shares in Japan will have become effective.

(b) Representations and Warranties. The representations and warranties made by MediciNova in Section 2 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.

(c) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by MediciNova on or prior to the Closing Date will have been performed or complied with in all material respects.

(d) Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any court, arbitrator or Authority.

(e) No Governmental Prohibition. The sale of the Shares by MediciNova will not be prohibited by any Law or Order.

Section 5. STANDSTILL

5.1 Restrictions. Except to the extent approved by majority of the members of the Board, (excluding the Stockholder Representatives from determining the number of members of the Board required for approval and from voting on such approval), Kissei agrees that Kissei shall not, and it shall cause its Affiliates not to, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of Beneficial Ownership of any securities of MediciNova or any securities of any Subsidiary or other affiliate of MediciNova, (ii) any acquisition of any assets of MediciNova or any assets of any Subsidiary or other affiliate of MediciNova, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving MediciNova or any Subsidiary or other affiliate of MediciNova, or involving any securities or assets of MediciNova or any securities or assets of any Subsidiary or other affiliate of MediciNova, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of MediciNova;

(b) form, join or participate in a “group” (as defined in the Exchange Act and the rules promulgated thereunder) with respect to the Beneficial Ownership of any securities of MediciNova;

(c) act, alone or in concert with others, to seek to control or influence the Board or the management or policies of MediciNova;

(d) take any action that might require MediciNova to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) request or propose that MediciNova or any of MediciNova’s officers, directors or employees amend, waive or consider the amendment or waiver of any provision set forth in this Section 5.1.

5.2 Termination of Standstill

The restrictions set forth in Section 5.1 shall terminate on the date that Kissei Beneficially Owns less than three (3) percent of the outstanding Common Stock of MediciNova.

Section 6. CONFIDENTIALITY/ANNOUNCEMENTS.

6.1 Confidentiality. For a period of five (5) years following the Effective Date, the Parties shall not disclose to any Third Party information pertaining to the business of the other Parties obtained in connection with the negotiation, execution or delivery of this Agreement (the “Confidential Information”), unless the Confidential Information falls under any of the following items:

(a) Confidential Information which was already available to the public at the time of disclosure, Confidential Information which became available to the public for any reason not attributable to the person who received the Confidential Information (the “Recipient”) after disclosure, Confidential Information which was independently developed by the receiving Party without any breach of this Agreement, or Confidential Information which was already held by the Recipient at the time of disclosure, as evidenced by written records;

(b) Disclosure required under Laws or upon a binding request by Authorities (including, but not limited to, disclosure by MediciNova pursuant to the rules or regulations of any applicable Authority or any other Laws); provided, however, that the receiving Party shall first have given notice to the disclosing Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required or to seek other confidential treatment of such information;

(c) Disclosure of Confidential Information which was disclosed by a duly authorized Third Party, without bearing confidentiality obligations; or

(d) Disclosure of Confidential Information by any Party to this agreement to its Representatives (only to the extent such Representatives have a need for such information), provided that such Party shall advise all such Representatives of the confidential nature thereof and such Party agrees that such Representatives shall be bound by the terms of this Agreement.

Each Party shall maintain all Confidential Information of the other Party in trust and confidence and shall not disclose any such Confidential Information to any third Party or use any such Confidential Information for any unauthorized purpose. The receiving Party shall not use Confidential Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, the export control laws of the United States. No rights or licenses to trademarks, inventions, copyrights, patents or any other intellectual property rights are implied or granted under this Agreement. Nothing in this Agreement grants the receiving Party the right to retain, distribute or commercialize any Confidential Information, or to use it in any other manner other than the limited manner set forth above. All Confidential Information (including all copies thereof) shall at all times remain the property of the disclosing Party and shall be returned to the disclosing Party after the receiving Party’s need for it has expired, or upon request of the disclosing Party, and in any event, upon completion or termination of this Agreement. The receiving Party hereby acknowledges and agrees that in the event of any breach of this Section 6.1 by the receiving Party, including, without limitation, the actual or threatened disclosure or unauthorized use of Confidential Information without the prior express written consent of the disclosing Party, the disclosing Party would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the disclosing Party for such injury. Accordingly, the receiving party agrees that the disclosing Party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the disclosing may have for a breach of this Agreement.

6.2 Publicity and Announcements. No public announcement or other disclosure to Third Parties concerning the existence of or transactions contemplated in connection with this Agreement shall be made, either directly or indirectly, by either Party, except as may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure. The Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to review, comment upon and approve announcement or disclosure, which such approval shall not be unreasonably withheld or delayed.

Section 7. ADDITIONAL COVENANTS OF MEDICINOVA.

7.1 Notice of Certain Events In the event that MediciNova decides to commence a process to solicit from Third Parties offers with respect to a possible Change of Control or to engage in negotiations with any Third Party that submits an unsolicited proposal for a possible Change of Control transaction, MediciNova will inform Kissei of and consult with Kissei regarding the possible Change of Control transaction (but will not be required to disclose the identity of the third party if it is confidential or the terms of the proposed Change of Control transaction if confidential); provided, however, that any such notice and consultation shall be done confidentially and without the need for public disclosure. “Change of Control” means (a) a merger or consolidation of MediciNova or any of its controlling Affiliates in which the holders of the voting securities of MediciNova or such Affiliate outstanding immediately prior to the closing of such merger or consolidation cease to hold at least fifty percent (50%) of the combined voting power of the surviving entity (or its parent entity) immediately after the closing of such merger or consolidation, (b) a Third Party, together with its controlling Affiliates, becoming, directly or indirectly, the beneficial owner of fifty percent (50%) or more of the combined voting power of MediciNova or any of its controlling Affiliate, or (c) the sale to a Third Party of all or substantially all of MediciNova’s assets.

7.2 Termination of Notice Obligation. The restrictions set forth in this Section 7 shall terminate on the date that Kissei Beneficially Owns less than three (3) percent of the outstanding Common Stock of MediciNova.

Section 8. INDEMNIFICATION

8.1 By MediciNova. Subject to any limitations set forth herein, MediciNova shall indemnify and hold harmless Kissei and its Representatives (collectively, the “Kissei Indemnitees”) from and against and in respect of all Losses sustained or incurred by any of Kissei Indemnitees arising out of any breaches of representations and warranties or any of MediciNova’s obligations under this Agreement, and without limiting the foregoing, the Kissei Indemnitees shall have the right to seek specific performance of the terms of this Agreement.

8.2 By Kissei. Subject to any limitations set forth herein, Kissei shall indemnify and hold harmless MediciNova and its Representatives (collectively, the “MediciNova Indemnitees”) from and against and in respect of all Losses sustained or incurred by any of MediciNova Indemnitees arising out of any breaches of representations and warranties or any of Kissei’s obligations under this Agreement, and without limiting the foregoing, the MediciNova Indemnitees shall have the right to seek specific performance of the terms of this Agreement.

Section 9. GOVERNING LAW; MISCELLANEOUS.

9.1 Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the Laws of the State of Delaware without regard to the principles of conflict of Laws. THIS AGREEMENT SHALL BE ENFORCED EXCLUSIVELY IN A FEDERAL COURT OR STATE COURT SITTING IN NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OR ANY OF THEM RELATING THERETO.

9.2 Counterparts; Signatures by Facsimile. This Agreement may be executed in two counterparts, both of which are considered one and the same agreement and will become effective when the counterparts have been signed by each party and delivered to the other party hereto. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

9.3 Headings and Interpretation. In this Agreement, unless the context requires otherwise: (i) headings and underlinings are for convenience only and do not affect the interpretation of this Agreement; (ii) words importing the singular include the plural and vice versa; (iii) words importing a gender include every gender; (iv) a reference to a part, clause, section, annex, exhibit or schedule is a reference to the same under this Agreement; (v) a reference to any Law includes all amendments to such Law and all Laws consolidating or replacing such Law, from time to time; (vi) a reference to any document includes an amendment or supplement to, or replacement or novation of, that document; (vii) a reference to any Party to any document includes that Party’s successors and permitted assigns; (viii) where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day; (xi) no rule of construction shall apply to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it.

9.4 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable Law, then such provision will be deemed modified in order to conform with such Law. Any provision hereof that may prove invalid or unenforceable under any Law will not affect the validity or enforceability of any other provision hereof.

9.5 Entire Agreement; Amendments. This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. Any amendment or waiver effected in accordance with this Section 9.5 will be binding upon Kissei and MediciNova.

9.6 Notices. All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:

If to MediciNova:	MediciNova, Inc.
4350 La Jolla Village Drive
Suite 950
San Diego, CA 92122
Facsimile: (858) 373-7000

With a copy to:	Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attn: Barbara Borden
Facsimile: (858) 550-6420

If to Kissei:	Kissei Pharmaceutical, Ltd.
19-48, Yoshino, Matsumoto-City
Nagano-Prefecture 399-8710, Japan
Facsimile: +81-263-28-3655

With a copy to:	Nishimura & Asahi
1-12-32, AkasakaMinato-ku, Tokyo 107-6029
Japan
Attn: Hiroyuki Umezono
Facsimile: +81-3-5561-9711

9.7 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. MediciNova will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Kissei, and Kissei will not assign this Agreement or any rights or obligations hereunder without the prior written consent of MediciNova.

9.8 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.9 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.10 No Strict Construction/Official Language. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party. This Agreement was prepared in English and English is the official language of the Agreement.

9.11 Expenses. MediciNova and Kissei are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

9.12 Equitable Relief. MediciNova recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Kissei. MediciNova therefore agrees that Kissei is entitled to seek temporary and permanent injunctive relief in any such case. Kissei also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to MediciNova. Kissei therefore agrees that MediciNova is entitled to seek temporary and permanent injunctive relief in any such case.

9.13 Survival of Representations and Warranties. Notwithstanding any investigation made by a party to this Agreement, all representations and warranties made by MediciNova and Kissei herein will survive for a period of three years following the Effective Date.

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IN WITNESS WHEREOF, Kissei and MediciNova have caused this Agreement to be duly executed as of the date first above written.

KISSEI PHARMACEUTICAL CO., LTD.

By:	/s/ Mutsuo Kanzawa
Mutsuo Kanzawa
Its:	President and Chief Executive Officer

MEDICINOVA, INC.

By:	/s/ Yuichi Iwaki, M.D., Ph.D
Yuichi Iwaki, M.D., Ph.D
Its:	President and Chief Executive Officer

APPENDIX 1

DEFINED TERMS

“Affiliate” has the meaning given to that term in Rule 405 promulgated under the Securities Act.

“Authority” means entity, authority, body, nation or government exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, of any individual state within the United States, of Japan, or any political subdivision thereof, or any court, tribunal or arbitrator, or stock exchange in the United States, of any individual state within the United States, or Japan.

“Beneficially Own,” “Beneficial Ownership” and words of similar import have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act. Securities “Beneficially Owned” by a Person includes securities “Beneficially Owned” by all other Persons with whom such Person would constitute a 13D Group with respect to securities of the same issuer.

“Business Day” means a day Monday through Friday on which banks are generally open for business in the State of California and in Tokyo, Japan.

“Claim” means any claim, lawsuit, demand, suit, regulatory inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, or administrative.

“Change of Control” definition deleted because concept already defined in Section 7.1

“Contaminant” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls; (ii) infectious or medical wastes; and (iii) any chemicals, materials, substances or liquid or gaseous wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.

“Contract” means any agreement, contract, commitment, side letter, memorandum of understanding, or other binding arrangement or understanding, whether oral or written and whether express or implied.

“Environmental Law” means any Law which relates to or otherwise imposes liability or standards of conduct concerning (i) discharges, Releases or threatened Releases of noises, odors or any pollutants, Contaminants or hazardous or toxic wastes, substances or materials into ambient air, water or land, or otherwise relating to protection of human health and the environment, or (ii) the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, Contaminants or hazardous or toxic wastes, substances or materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means the financial statements of MediciNova included in the SEC Documents.

“GAAP” means generally accepted accounting principles in the United States as currently in effect and applied on a consistent basis.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business consistent with past practice), direct or indirect with respect to any Indebtedness or obligations of another Person, through a Contract or otherwise, including, without limitation: (i) any other endorsement or discount with recourse or undertaking substantially equivalent to or having an economic effect similar to a guarantee in respect of any such obligation or to assure the owner thereof against loss regardless of the delivery or non-delivery of the property, products, materials or supplies or transportation or services; or (ii) any loan, advance or capital contribution to such other Person in respect of enabling such Person to satisfy an obligation.

“Indebtedness” means and includes, with respect to any Person, all obligations of such Person which, in accordance with GAAP, shall be classified on a balance sheet of such Person as liabilities, and in any event shall include, without duplication: (a) any obligation of such Person for borrowed money; (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; and (c) liabilities and obligations of others for which such Person is directly or indirectly liable, by way of a Guarantee; provided, however, that the term “Indebtedness” shall not include: (i) any obligations of MediciNova for any deferred or unpaid purchase price of any property or services; (ii) any obligations of MediciNova created or arising under any conditional sale or other title retention agreement with respect to any property acquired by MediciNova; (iii) any obligations of MediciNova as lessee under any capitalized leases or synthetic leases; (iv) any obligations of MediciNova in respect of any interest rate or foreign exchange hedge agreements; or (v) any bank overdrafts.

“Jasdaq” means the Jasdaq Market of the OSE.

“Law” means any constitutional provision, statute or other Law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Lien” means any security interest, pledge, hypothecation, mortgage, deed of trust, lien (including, without limitation, costs liens and Tax liens), security by way of assignment (joto tanpo) or encumbrance or charge of any kind, including, without limitation, any restriction on the use, voting, receipt of income or other exercise of any attributes of ownership, and excluding any restriction on transfer.

“Losses” means all liabilities, including, without limitation, all fines, fees, losses, costs, Claims, judgments, awards, obligations, liabilities, charges, Taxes, interest, damages, penalties and expenses (including, without limitation, reasonable attorneys’ fees and expenses and costs of investigation and litigation).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or financial condition of MediciNova, taken as a whole, or (b) the ability of MediciNova to perform its obligations pursuant to the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts: (a) affecting the industries in which MediciNova operates generally, (b) generally affecting Japan’s or the United States’ economy, (c) directly and exclusively resulting from any public announcement of this Agreement or the pendency of the transactions contemplated hereby, (d) resulting from acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, (e) resulting from any breach of this Agreement by Kissei, (f) resulting from any changes after the date of this Agreement in applicable Laws or accountancy principles, including GAAP, or (g) any change in the market price or trading volume of MediciNova’s Common Stock (excluding any changes resulting from specific events that constitute a Material Adverse Effect).

“Nasdaq” means The Nasdaq Global Market.

“Order” means any writ, decision, ruling, decree, order, injunction, judgment, consent, monetary penalty or similar order or enforcement action of or by any Authority (in each such case whether preliminary or final).

“Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

“Product” shall have the meaning specified for such term in the License Agreement.

“Release” means any release, spill, emission, pouring, pumping, injection, deposit, disposal, discharge, dispersal, leaking or migration into the indoor or outdoor environment or into or out of any assets or properties owned or leased by MediciNova or any of its Subsidiaries as the case may be, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

“Representatives” means, as to any Person, its accountants, counsel, consultants, officers, board members, employees, agents and other advisors and representatives.

“Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

“Shares” means, collectively, the Common Shares and the Preferred Shares.

“Stockholder Representatives” means the directors on the Board who are appointed to the Board at the written request of Kissei made after the Effective Date.

“Subsidiary” shall mean, in respect of any specified Person, any corporation or other entity of which 50% or more of the outstanding share capital or other equity interest is owned, directly or indirectly, by such specified Person.

“Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, stamp taxes or other taxes, duties, levies, fees or charges (whether payable directly or by withholding) imposed by any tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto.

“Third Party” means any Person other than a Party to this Agreement and such Party’s Affiliate.